Exhibit 4.5

Fourth Supplemental Indenture

with respect to the

Indenture

for

Lawson Software, Inc.

FOURTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 29, 2012, among Lawson Software, Inc., a Delaware corporation (the “Issuer”), the Existing Guarantors (as defined in the Indenture referred to herein) and Wilmington Trust, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture, dated as of July 5, 2011, as supplemented on July 5, 2011, as further supplemented on October 14, 2011, and as further supplemented on March 2, 2012 (the “Indenture”), providing for the issuance of an aggregate principal amount of $560.0 million of 11.5% Senior Notes due 2018 (the “Notes”);

WHEREAS, the Issuer solicited, and received, consents upon the terms and subject to the conditions set forth in the Change of Control Notice, Offer to Purchase and Consent Solicitation dated as of March 8, 2012 and the accompanying Letter of Transmittal and Consent, as such documents were supplemented on March 9, 2012 (the “Consent Solicitation Materials”), of Holders representing at least a majority in aggregate principal amount of the outstanding Notes to certain amendments to the Indenture described therein;

WHEREAS, the Issuer desires to amend certain terms and provisions of the Indenture, as forth in Article II of this Supplemental Indenture (the “Proposed Amendments”);

WHEREAS, Section 9.2 of the Indenture provides that, with the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes, the Issuer and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of amending, modifying or changing the Indenture or the Notes;

WHEREAS, pursuant to the Consent Solicitation Materials and Sections 9.3 and 9.4 of the Indenture, Holders representing at least a majority in aggregate principal amount of the outstanding Notes agreed to the amendment of “Change of Control” of the Indenture;

WHEREAS, the Issuer has received and delivered to the Trustee the requisite consents to effect the Proposed Amendments under the Indenture;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

AGREEMENT TO BE BOUND

SECTION 2.1. Agreement to be Bound. The Issuer hereby agrees as follows:

(a) The definition of “Change of Control” shall be deleted in its entirety and replaced with the following:

“Change of Control” means

(1) the Issuers become aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuers;

(2) the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Issuers and their Restricted Subsidiaries taken as a whole to a Person, other than a Restricted Subsidiary or one or more Permitted Holders; or

(3) an Infor Combination (other than the Infor Combination contemplated by the Contribution Agreement, dated as of March 8, 2012, by and among GGC Software Parent, Inc. and GGC Software Holdings, Inc., pursuant to which the indirect parent company of Infor Enterprise Solutions Holdings, Inc. shall be contributed to GGC Software Holdings, Inc.).

(b) The undersigned hereby represents and warrants to and agrees with the Trustee that it has all the requisite corporate, limited liability company or other power and authority to execute, deliver and perform its obligations under this Supplemental Indenture, that this Supplemental Indenture has been duly authorized, executed and delivered; and

(c) Lawson will deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

ARTICLE III

MISCELLANEOUS

SECTION 3.1. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.2. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.3. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.4. Termination. The Proposed Amendments will cease to be effective in their entirety if within 10 calendar days from the date this Supplemental Indenture is executed the Infor Combination contemplated by the Contribution Agreement, dated as of March 8, 2012, by and among GGC Software Parent, Inc. and GGC Software Holdings, Inc., pursuant to which the indirect parent company of Infor Enterprise Solutions Holdings, Inc. shall be contributed to GGC Software Holdings, Inc. is not consummated.

SECTION 3.5. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.6. The Trustee. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 3.7. Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 3.8. Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

LAWSON SOFTWARE, INC.

By:	/s/ Bruce Loch
Name: Bruce Loch
Title: CFO

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	Jane Schweiger
Name: Jane Schweiger
Title: Vice President

[Signature Page to Supplemental Indenture]